Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-235303) on Form S-3 and (No. 333-221694) on Form S-8 of Cannae Holdings, Inc. of our report dated February 24, 2022, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Dun & Bradstreet Holdings, Inc., which report appears in the annual report on Form 10-K of Cannae Holdings, Inc.
/s/ KPMG LLP

New York, New York
February 24, 2022